EXHIBIT 10.1

AGREEMENT

This retention bonus agreement (this “Agreement”) is made this ___ day of ____________, by and between __________, hereinafter referred to as “Employee,” and NORFOLK SOUTHERN CORPORATION, hereinafter referred to, together with its affiliates, as “NS.”

WITNESSETH

WHEREAS, NS has entered into an Agreement and Plan of Merger with Union Pacific Corporation (“UP”) and certain other entities named therein, dated as of July 28, 2025 (the “Merger Agreement”), pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), NS will become a wholly owned subsidiary of UP;

WHEREAS, Employee has specialized skills, all of which are especially valuable to NS; and

WHEREAS, NS wishes to provide a cash retention award to Employee, subject to Employee’s continued employment in nonagreement service through the vesting dates specified below (or upon Employee’s earlier Qualifying Termination, as defined in Section 4 below).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.

Retention Bonus: Subject to the terms and conditions of this Agreement, NS hereby grants to Employee a cash retention bonus in the aggregate amount of $_________ (the “Retention Bonus”), payable in three (3) installments (each, a “Tranche”) as described in Section 2 below.

2.

Vesting Dates: Each Tranche will vest on the following dates; provided that Employee remains continuously employed in nonagreement service by NS or one of its affiliates, or, at and after the Closing Date (as defined below), UP or one of its affiliates (collectively, the “Company Group”) through such date, except as otherwise provided in Sections 3 and 4 below:

a.	25% of the Retention Bonus on April 28, 2026;

b.	25% of the Retention Bonus on January 28, 2027; and

c.	50% of the Retention Bonus on the date on which the Closing occurs (the “Closing Date”).

Each vested Tranche will be paid to Employee as soon as reasonably practicable following the applicable vesting date, and in any event within thirty (30) days thereafter, in each case less applicable Railroad Retirement and Federal, state, and local income taxes.

3.

Merger Agreement Termination: In the event that the Merger Agreement is terminated without the occurrence of the Closing, the Tranche associated with the next scheduled vesting date (whether such vesting date is a fixed date or the Closing Date) following the date of the termination of the Merger Agreement will become vested on a date selected by NS that is no later than three (3) months following the termination of the Merger Agreement and be paid to Employee as soon as reasonably practicable following such date and in any event within thirty (30) days thereafter; provided that Employee remains continuously employed in nonagreement service with NS through such vesting date. Any other remaining installments of the Retention Bonus will be forfeited.

4.	Qualifying Termination:

a.

If Employee experiences a Qualifying Termination (as defined below) before the Retention Bonus has fully vested, then the Tranche associated with the next vesting date (whether such vesting date is a fixed date or the Closing Date) following the date of such Qualifying Termination will become vested immediately and be paid to Employee as soon as reasonably practicable following the date of such Qualifying Termination and in any event within thirty (30) days thereafter.

b.	Definitions: For purposes of this Agreement:

i.

“Cause” means: (i) Employee’s conviction of, or plea of nolo contendere to, any felony; (ii) Employee’s commission of, or participation in, intentional acts of fraud or dishonesty; (iii) Employee’s material violation of any term of Employee’s employment agreement with NS (if applicable) or any other contract or agreement between Employee and the Company Group, if any, or any statutory duty Employee owes to the Company Group; (iv) Employee’s gross negligence in the performance of his or her duties; (v) Employee’s refusal to follow the lawful directions of: (1) the board of directors of NS; (2) the Chief Executive Officer of NS; or (3) Employee’s direct manager; or (vi) Employee’s material violation of the Company Group’s written policies, in each case of clause (iii), (iv), (v) or (vi), subject to Employee’s failure to cure to correct such event within fifteen (15) days of Employee’s receipt of written notification from the Company Group of the occurrence of any such foregoing event.

ii.

“Qualifying Termination” means: (i) prior to the Closing Date, a termination of Employee’s employment by the Company Group without Cause or (ii) on or after the Closing Date, a termination of Employee’s employment with the Company Group that constitutes a “Termination” as defined in, and for purposes of, the applicable Change in Control Agreement between Employee and NS.

5.

At-Will Employment: It is understood that Employee remains an at-will employee, and this Agreement is not intended to create a contract for, or right to, employment for any term whatsoever. Likewise, this Agreement is not intended to address the terms and conditions of Employee’s employment, such as salary and benefits, which will be determined by the Company Group, as is the case for any other at-will employee. NS specifically reserves the right to discontinue Employee’s employment at any time and for any reason. If Employee’s employment terminates before the Retention Bonus is fully vested other than due to a Qualifying Termination, this Agreement will immediately terminate (other than Confidentiality provisions in Section 7 hereof) and Employee will forfeit all rights and claims to payment for any Tranche of the Retention Bonus not yet vested.

6.

Benefit Treatment: The Retention Bonus is not a part of Employee’s salary or annual incentive, and will not be counted as compensation for purpose of the Retirement Plan of Norfolk Southern Corporation and its Participating Subsidiary Companies or any other employee benefit plans sponsored by the Company Group or other compensation programs, including but not limited to merit increases and salary continuance benefits.

7.	Confidentiality:

a.

Employee represents and agrees that Employee will forever keep the terms and conditions of this Agreement completely confidential, except as provided herein, and that Employee will not hereafter disclose any information concerning this Agreement to anyone (except Employee’s immediate family, counsel, and tax advisor, provided that they agree to maintain confidentiality of such information), including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company Group.

b.

Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), Employee hereby acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, he or she may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company Group and Employee is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.

c.

Further, nothing in this Agreement or any other agreement between Employee and the Company Group shall prohibit or restrict Employee from (i) if Employee is not a supervisor, communicating, or otherwise acting together (including through or using third parties and/or mediums such as social media platforms), with co-workers, a labor organization (or representative thereof) or a federal or state administrative agency, in each case, to address wages, benefits or terms and conditions of employment at the Company Group, (ii) voluntarily communicating with an attorney retained by Employee, (iii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, in each case without advance notice to the Company Group, (iv) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (v) disclosing any information (including confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company Group prior to any such disclosure to the extent legally permitted by law), (vi) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee is entitled or (vii) disclosing any underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company Group.

8.

Governing Law: This Agreement will be construed and enforced in accordance with the laws of the State of Georgia, without regard to its choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defense of forum non conveniens. Employee agrees that any and all initial judicial actions related to this Agreement will only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division or the Georgia State-wide Business Court, regardless of Employee’s place of residence or work location at the time of such action.

9.	Compliance with Section 409A: This Agreement is intended, and shall be further construed, to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

10.	Amendments and Termination: This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

11.	Waiver: The failure of either party to insist upon strict performance of any of the terms conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

12.

Severability: If any provisions of this Agreement are held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

13.

Entire Agreement: This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter.

14.	Effective Date: This Agreement will become effective upon its execution by both Employee and NS.

Employee Name (printed)	By:	PC Bryant
Vice President, Human Resources

Employee ID#
Company Representative Signature
Employee Signature

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